As filed with the Securities and Exchange Commission on October 21, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAMDEN NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Maine (State or other jurisdiction of incorporation or organization)	Two Elm Street Camden, Maine 04843 (Address of Principal Executive Offices)	01-0413282 (IRS Employer Identification No.)

SBM FINANCIAL, INC.

EQUITY INCENTIVE PLAN

(Full title of the plan)

Gregory A. Dufour

President and Chief Executive Officer

Camden National Corporation

Two Elm Street

Camden, Maine 04843

(Name, address and telephone number, including area code, of agent for service)

With copies to:

William P. Mayer, Esq.

Samantha M. Kirby, Esq.

Goodwin Procter LLP

53 State Street

Boston, Massachusetts 02109

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common stock, no par value	92,688	(2)	$18.00	$1,668,384.00	$168.01

(1)	Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also relates to such indeterminate number of additional shares of common stock, no par value (“Common Stock”), of Camden National Corporation (the “Company”) as may be required pursuant to the SBM Financial, Inc. Equity Incentive Plan assumed by the Company at the effective time of the Merger (defined in the explanatory note below) (the “Plan”) in the event of a stock dividend, stock split, recapitalization or other similar event.

(2)	This Registration Statement relates to 92,688 shares of Common Stock that may be issued upon the exercise of options granted under the Plan (the “Options”).

(3)	This estimate is made pursuant to Rule 457(h) under the Securities Act solely for the purposes of determining the amount of the registration fee. The price per share and aggregate offering price are based upon the weighted average exercise price of the Options.

EXPLANATORY NOTE

Pursuant to an Agreement and Plan of Merger, by and among the Company, SBM Financial, Inc. (“SBM”), and Atlantic Acquisitions, LLC, a wholly-owned subsidiary of the Company (“Atlantic Acquisitions”), dated as of March 29, 2015 (the “Merger Agreement”), the Registrant assumed each vested and unvested option under the Plan that was outstanding on October 16, 2015, the closing date of the two-step merger of SBM and the Company, including the merger of Atlantic Acquisitions into SBM and the merger of the surviving corporation into the Company (the “Merger”). Immediately after the consummation of the Merger on October 16, 2015, the options issued under the Plan and assumed by the Registrant pursuant to the Merger Agreement were exercisable for 92,688 shares of the Company’s Common Stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*            The document containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such document need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The documents listed below, which have previously been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)          Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 10, 2015;

(b)          Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, filed with the Commission on May 7, 2015, and June 30, 2015, filed with the Commission on August 7, 2015;

(c)          Current Reports on Form 8-K filed with the Commission on January 27, 2015, March 30, 2015, March 31, 2015, April 29, 2015, May 15, 2015, June 30, 2015, July 6, 2015, July 27, 2015, September 29, 2015, October 8, 2015, October 14, 2015, October 14, 2015 and October 19, 2015; and

(d)          The description of Camden’s Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on August 1, 1997 under Section 12 of the Exchange Act and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Maine Business Corporation Act (the “MBCA”) permits a corporation to indemnify a director against the obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal if: (i) the director’s conduct was in good faith, (ii) the director reasonably believed, in the case of the director’s official capacity, the conduct was in the best interests of the corporation and, in all other cases, the conduct was at least not opposed to its best interests, and (iii) in a criminal proceeding, the director had no reasonable cause to believe his or her conduct was unlawful. The corporation may only indemnify a director in connection with a proceeding if such proceeding is by or in the right of the corporation, only if the above standards are met, and only for reasonable expenses incurred in connection with such proceeding. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere is not, of itself, determinative that the director did not meet the standard of conduct necessary for indemnification. Notwithstanding the foregoing, a corporation may not indemnify a director if the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled whether or not involving the director’s official capacity. In addition, the MBCA provides that, a corporation must indemnify a director against reasonable expenses incurred by the director in connection with the proceeding where the director was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director was a director of the corporation.

The MBCA permits a corporation to indemnify officers to the same extent as directors, except that a corporation may not indemnify an officer for liability that arises out of conduct that constitutes: (a) receipt of a financial benefit to which the officer is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders or (c) an intentional violation of criminal law.

The Company’s bylaws provide that the Company shall indemnify any director and may indemnify any officer for liability to any person or for any action or for failure to take any action except liability for: (1) receipt of a financial benefit to which the individual was not entitled, (2) an intentional infliction of harm on the Company or its shareholders, (3) a violation of 13-C M.R.S.A. §833, or (4) an intentional violation of criminal law. The decision whether to indemnify an officer and to what extent shall be determined by the board of directors within a reasonable time after receiving a request for indemnification. The board of directors may determinate to postpone such decision if additional information is needed or reconsider a decision already made if the officer presents additional relevant information.

The MBCA permits a corporation to purchase and maintain insurance on behalf of an individual who is a director or officer of the corporation, or who, while a director or officer of the corporation, serves at the corporation’s request in such role for another entity against liability asserted against or incurred by that individual in that capacity or arising from the individual’s status as a director or officer, whether or not the corporation would have power to otherwise indemnify or advance expenses to the individual.

As permitted by the MBCA, the Company maintains directors and officers liability insurance in amounts and on terms which the Company’s board of directors deems reasonable. In the ordinary course of business, the Company’s board of directors regularly reviews the scope and adequacy of such insurance coverage.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

4.1	Articles of Incorporation of Camden National Corporation, as amended (incorporated herein by reference to Exhibit 3.i.1 to the Camden National Corporation’s Form 10-K filed with the Commission on March 2, 2011)

4.2	Amended and Restated Bylaws of Camden National Corporation (incorporated herein by reference to Exhibit 3.2 to the Camden National Corporation’s Form 10-K filed with the Commission on March 12, 2014)

5.1	Legal opinion from Goodwin Procter LLP*

23.1	Consent of Berry Dunn McNeil & Parker, LLC*

23.2	Consent of Goodwin Procter LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)*

24.1	Power of attorney (included in the signature page to this Registration Statement).*

99.1	SBM Financial, Inc. Equity Incentive Plan*

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camden, State of Maine, on this 21st day of October, 2015.

CAMDEN NATIONAL CORPORATION

By:	/s/ Gregory A. Dufour
Gregory A. Dufour
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Camden National Corporation, hereby severally constitute Gregory A. Dufour and Deborah A. Jordan and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below and in such other capacities as the undersigned may from time to time serve in the future, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Camden National Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Gregory A. Dufour	President, Director and Chief Executive Officer	October 21, 2015
Gregory A. Dufour
/s/ Deborah A. Jordan	Chief Operating Officer and Chief Financial Officer and Principal Financial and Accounting Officer	October 21, 2015
Deborah A. Jordan
/s/ Karen W. Stanley	Chairman and Director	October 21, 2015
Karen W. Stanley
/s/ Ann W. Bresnahan	Director	October 21, 2015
Ann W. Bresnahan
/s/ David C. Flanagan	Director	October 21, 2015
David C. Flanagan
/s/ Craig S. Gunderson	Director	October 21, 2015
Craig S. Gunderson
/s/ John W. Holmes	Director	October 21, 2015
John W. Holmes
/s/ S. Catherine Longley	Director	October 21, 2015
S. Catherine Longley
/s/ James H. Page	Director	October 21, 2015
James H. Page
/s/ John M. Rohman	Director	October 21, 2015
John M. Rohman
/s/ Robin A. Sawyer	Director	October 21, 2015
Robin A. Sawyer
/s/ Lawrence J. Sterrs	Director	October 21, 2015
Lawrence J. Sterrs
/s/ Carl J. Soderberg	Director	October 21, 2015
Carl J. Soderberg
/s/ David J. Ott	Director	October 21, 2015
David J. Ott

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Incorporation of Camden National Corporation, as amended (incorporated herein by reference to Exhibit 3.i.1 to the Camden National Corporation’s Form 10-K filed with the Commission on March 2, 2011)
4.2	Amended and Restated Bylaws of Camden National Corporation (incorporated herein by reference to Exhibit 3.2 to the Camden National Corporation’s Form 10-K filed with the Commission on March 12, 2014)
5.1	Legal opinion from Goodwin Procter LLP*
23.1	Consent of Berry Dunn McNeil & Parker, LLC*
23.2	Consent of Goodwin Procter LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)*
24.1	Power of attorney (included in the signature page to this Registration Statement).*
99.1	SBM Financial, Inc. Equity Incentive Plan*
__________________
* Filed herewith